UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 13, 2006

CONMED CORPORATION
(Exact name of registrant as specified in its charter)

New York	0-16093	16-0977505
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

525 French Road
Utica, New York 13502
(Address of principal executive offices, including zip code)

(315) 797-8375
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (See General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement; Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On April 13, 2006, CONMED Corporation (the “Company”), as a borrower, entered into an amended and restated credit agreement with a committed capacity of $235.0 million comprised of a $100.0 million revolving credit facility and a $135.0 million term loan (the “Credit Agreement”), among the Company, the banks party thereto, and JP Morgan Chase Bank, N.A., as administrative agent (the “Agent”), lead arranger, and bookrunner. The Credit Agreement comprises commitments from 37 financial institutions. The Credit Agreement permits the Company to designate foreign subsidiaries as additional borrowers. The Credit Agreement for the revolving credit loans and the term loan expire on April 13, 2011 and April 12, 2013, respectively, at which time all outstanding amounts under each of the commitments of the Credit Agreement will be due and payable. There is $135.0 million outstanding under the term loan and $11.0 million under the revolving credit facility of the Credit Agreement. The Credit Agreement amends and restates a credit agreement dated June 30, 2003, for $360.0 million, that was due to expire in December 2009.

     The Company’s borrowings under the Credit Agreement will bear interest at variable rates, as described as follows: On borrowings where the Company elects to use the alternate base rate, the rate will be the greater of the Prime Rate in effect on such date or the Federal Funds Effective Rate in effect on such date plus ½ of 1%. On borrowings where the Company elects to use the Eurocurrency base rate, the interest will be equal to the rate per the Telerate screen on the day of borrowing plus a margin.

     Borrowings under the Credit Agreement are secured by assets and rights of the Company and certain of its Subsidiaries. The Credit Agreement contains customary covenants for transactions of this type, including three financial covenants: (i) for the 12-months ending each quarter-end, the ratio of consolidated total debt plus the aggregate outstanding principal amount under our Receivable Transfer Program to consolidated EBITDA, as defined in the Credit Agreement, must not exceed 4.50 for the quarters ending June 30, 2006 and September 30, 2006, 4.00 for quarters ending December 31, 2006 and March 31, 2007, 3.75 for quarters ending June 30, 2007, September 30, 2007, and December 31, 2007 and 3.50 for quarters ending March 31, 2008 and thereafter; (ii) for the 12-months ending each quarter-end, the ratio of consolidated Senior debt (defined as consolidated total debt less the convertible senior subordinated debentures and any permitted subordinated indebtedness) plus the aggregate outstanding principal amount under our Receivable Transfer Program to consolidated EBITDA, as defined in the Credit Agreement, must not exceed 3.00 and (iii) for the 12-months ending each quarter-end, the ratio of consolidated EBITDA less capital expenditures to consolidated interest expense and scheduled payments on funded debt, as defined in the Credit Agreement, may not be less than 2.25 for the quarters ending June 30, 2006 through December 31, 2006 and 2.50 for the quarters ending March 31, 2006 and thereafter. In addition, as a condition precedent to each borrowing made under the Credit Agreement, as of the date of such borrowing, (i) no event of default shall have occurred and be continuing and (ii) the Company is to reaffirm that the representations and warranties made in the Credit Agreement are true and correct.

     The Credit Agreement provides for customary events of default, including failure to pay any principal or interest when due, failure to comply with covenants, any representation made by the Company proving to be incorrect, defaults relating to other indebtedness of at least $10,000,000 in the aggregate, certain insolvency and receivership events affecting the Company or its subsidiaries, judgments not covered by insurance in excess of $10,000,000 in the aggregate being rendered against the Company or its subsidiaries, the acquisition of 35% or more by any person of any outstanding class of capital stock having ordinary voting power in the election of directors of the Company, and the incurrence of certain ERISA liabilities that would reasonably be expected to have a material adverse effect.

     In the event of a default by the Company, the Agent may, and at the direction of the requisite number of Lenders will, terminate the Lenders’ commitments to make loans under the Credit Agreement, declare the obligations under the Credit Agreement immediately due and payable and enforce any and all rights of the Lenders or Agent under the Credit Agreement and related documents. For certain events of default related to insolvency and receivership, the commitments of the Lenders are automatically terminated and all outstanding obligations become immediately due and payable.

     Certain of the lenders, agents and other parties to the Credit Agreement, and their affiliates, have in the past provided, and may in the future provide, investment banking, underwriting, lending, commercial banking and other advisory services to the company and its subsidiaries. Such lenders, agents and other parties have received, and may in the future receive, customary compensation from the Company and its subsidiaries for such services.

     The foregoing description of the Credit Agreement and related matters is qualified in its entirety by reference to the Credit Agreement, which will be filed as Exhibit 10.1 hereto and incorporated herein by reference.

Section9       Financial Statements and Exhibits
Item 9.01              Financial Statements and Exhibits.

(c)	Exhibits

The following exhibit is included herewith:

Exhibit No.	Description of Exhibit

10.1	Amended and Restated Credit Agreement dated April 13, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CONMED CORPORATION
(Registrant)

By: /s/ Robert D. Shallish, Jr.
Vice President - Finance and
Chief Financial Officer

Date:  April 18, 2006